Exhibit 10.35

LICENSE AGREEMENT

A	LICENSOR – NAME, NOTICE AND RENT PAYMENT ADDRESS
Licensor: JAMESTOWN 21-23-25 DRYDOCK, L.P. Address: c/o Jamestown Ponce City Market, 7Th Floor 675 Ponce de Leon Avenue, NE Atlanta, Georgia 30308 Attn: General Counsel; Asset Manager: Bronstein

B	LICENSEE – NAME AND NOTICE ADDRESS
Licensee: GINKGO BIOWORKS, INC. Address: 27 Drydock Avenue, Floor 8 Boston, Massachusetts 02210

C	TERMS

Effective Date:	September 11, 2020

Premises:	Suite 23-110W containing 1,694 square feet as shown on Exhibit A, located in the building commonly known as the Bronstein Building (the “Building”).

Percentage Rent:	Four percent (4%) of Gross Sales (as defined below)

Utilities:	No charge for use of electricity, water and HVAC. Licensor has right to impose a surcharge as set forth in Section 3(C).

Term:

Commencement Date: September 14, 2020

From and after the Commencement Date, Licensee shall have the right to occupy the Premises on a month-to-month basis. Licensor and Licensee shall each have the right to terminate this Agreement upon a minimum of sixty (60) days prior written notice to the other party.

Permitted Use:	Subject to all applicable law, and further provided Licensee obtains all requisite permits, Licensee shall have the right to operate a COVID-19 testing site from the Premises and uses accessory thereto. Any and all testing and related services shall be performed by licensed medical professions when required in accordance with all applicable law.

Executed as of the Effective Date:

For and on behalf of the Licensor:	For and on behalf of the Licensee:

JAMESTOWN 21-23-25 DRYDOCK, L.P.,	GINKGO BIOWORKS, INC.,
a Delaware limited partnership	a Delaware corporation

By:	JT 21-23-25 Drydock Crop.,		By:	/s/ Barry Canton
	a Delaware corporation		Name:	Barry Canton
	its general partner		Title:	Co-Founder, CTO

	By:	/s/ Dana Griffin
Name: Dana Griffin
Authorized Signatory

1.     Agreement. We (“Licensor”) hereby license to you (“Licensee”) the Premises described on Exhibit A, at the Building for the Term set forth on page one of this License Agreement (“Agreement”). No provision of this Agreement will be deemed to have been waived by us unless the waiver is in writing signed by us. This Agreement may not be modified or discharged, except in writing.

2.     Use. (A) You must use the Premises only for the use stated on page one. During the Term, you will have the right to enter the Premises at any time. Any personal property left outside the Premises will be discarded, at your expense. We will not be liable for any damage to or loss of objects left in these areas. You must keep the Premises clean, at your expense, in a manner reasonably satisfactory to us. Licensee may not use the Premises in violation of any existing exclusive use agreement between Licensor and any other tenant or licensee of the Building. Licensee shall have no right to sell or serve alcoholic beverages on the Premises.

(B)     At all times, your use of electrical current may not exceed the capacity of existing installations. You may not alter any wiring installations or other electrical facilities without our prior written consent. We are not responsible for any changes in the quantity and/or quality of electrical service.

(C)     You shall keep the Premises, the Building and your interest therein free and clear of any lien or encumbrance of any kind including, without limitation, mechanics’ liens.

3.     Payment. (A) Commencing on the Commencement Date, you agree to pay all additional rents and charges, as set forth on page one, as set forth herein. You agree to pay all other additional rents and charges within 10 business days from delivery of written demand, in each case at the address on page one, or any other address we designate, without any setoff, defense or deduction.

(B)     If you fail to pay any Percentage Rent or additional rent (collectively “Rent”) on the due date thereof, and such failure continues for more than ten (10) days after written notice, then in addition to our other rights under this Agreement, you shall be in default and this Agreement shall be terminated at our election while such default continues. However, if we give you such 10-day notice more than one time in any 12-month period, then we will have no obligation to give written notice of any subsequent default and we will thereafter have the right to terminate this Agreement if you fail to pay any rent or additional rent on the due date. If we elect to terminate this Agreement, we shall terminate the Agreement by giving you a cancellation notice. Such cancellation notice will state the date on which the Term will end, which may be no less than ten (10) days after the date of the notice. On the cancellation date set forth in such notice, this Agreement and the Term hereof shall cease, come to an end and expire as fully and completely and with the same force and effect as if the cancellation date fixed in said cancellation notice was the date originally fixed herein as the expiration date.

(C)     If the value of the water, electrical service or HVAC furnished to Licensee exceeds a reasonable amount (as determined in Licensor’s sole but reasonable discretion), Licensor may impose a surcharge to reflect the value of such utilities provided, which will be paid as additional rent. We will provide reasonable documentation of the basis for the increase.

(D)     You agree to pay Percentage Rent in the amount set forth in Section C above, no later than the twenty-fifth (25th) day of each month of the Term. The Percentage Rent shall be based on the Gross Sales from the prior month of the Term.

4.     Condition of Premises. You have inspected the Premises and accept them as is, and we have no obligation to prepare the Premises for occupancy. You are responsible for any and all installations to prepare the Premises for opening, subject to our approval of such installations, which approval shall not be unreasonably withheld, conditioned or delayed. Neither we nor our agents have made any representations as to the condition of the Building or the Premises, or any other matter related to the Premises (except as herein expressly set forth). All systems will be delivered in good working order. The taking of possession of the Premises shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at such time, except as to latent defects. Any signage shall be installed by Licensee, subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

5.     Compliance with Law and Rules. In the conduct of your business and in your use of the Premises and common areas, you must comply with all insurance requirements and the building Rules and Regulations attached hereto as Exhibit B. You must not do anything that may increase the insurance premiums we pay. We reserve the right to prescribe the weight and position of all safes and mechanical equipment. You will give prompt notice to us of any notice you receive of the violation of any law or requirement of any public authority with respect to the Premises, the Building or the use or occupation thereof. We have no obligation to enforce the Rules and Regulations or covenants in any other occupancy agreement for the Building, and we will not be liable for violation of same by any other occupant of the Building. You agree to follow any reasonable requested protocols established by Licensor in order to mitigate the spread of COVID-19 as a result of your use of the Premises. You shall comply with all laws applicable to Licensee’s activities including, without limitation, the following:

(A)     Licensee shall be responsible for obtaining at its expense any licenses or permits necessary in connection with Licensee’s activities on the Premises, including without limitation, obtaining (and providing a copy of the same to Licensor) any required business licenses and any required permits; and

(B)     Licensee shall be responsible for collecting and remitting all required sales taxes applicable to the sale of Licensee’s products, if applicable.

6.     Insurance. Licensor and Licensee arc parties to that certain Lease dated March 18, 2016, by and between Licensor, as Landlord, and Licensee, as Tenant for premises located in the Building (as amended, the “Lease”). Licensee shall, at its full cost and expense, procure and continue in force, during the term of this Agreement, all insurance required by Tenant under the Lease, such insurance to include the Premises licensed hereunder.

7.     Damages and Repairs. You must take good care of all parts of the Premises, including installations made by us, and make all repairs, maintenance and replacements during the Term. You must not alter any part without our prior written consent. You are liable for any damage caused by you or those on the Premises with your permission.

8.     Licensor’s Rights and Obligations. (A) We have the right at any time to make changes to the exterior of the Building and interior of the Building outside of the Premises. We reserve the right to impose controls on access to the Building by your visitors as we deem reasonably necessary for the Building’s security without incurring liability.

(B)     We will perform structural repairs to the Premises (meaning to columns, beams, exterior walls (excluding windows) or floor slabs) and building systems unless caused by your acts, and we will perform any repairs necessary so the roof remains leak free during the Term, but we are not obligated to perform any capital improvements to the roof.

(C)     We have no obligation to carry insurance on, and will not be responsible for damage to, the Premises or any of your property.

(D)     We have the right to enter the Premises at reasonable hours and with reasonable advance notice to show to prospective tenants, licensees, investors, purchasers and mortgagees of the Building. We have the right to perform construction work, improvements and repairs in and around the Building at all times as we deem necessary in our sole and absolute discretion, but in so doing we will use commercially reasonable efforts not to unreasonably interfere with your operations in the Premises.

9.     Exculpation. We and our principals, agents, contractors and employees are not liable for any damage or claim with respect to any injury to persons or any damage to, or loss or destruction of any property of any third party, including without limitation, your employees or your guests, unless due to negligence or willful misconduct on our part. You agree to maintain insurance to cover such risks. You agree to indemnify, defend and save us harmless against and from all liability, including reasonable attorney’s fees, to third parties arising out of use or occupancy of the Premises or common areas, unless due to negligence or willful misconduct on our part. If any action or proceeding is brought against us by reason of such claim, upon written notice from us, you may, at your expense, resist or defend such action or proceeding by counsel approved by us in writing, which approval shall not be unreasonably withheld, conditioned or delayed. In case of fire or other casualty, you will look to your insurance for recovery for any loss or damage to your fixtures, personal property and inventory; you waive all rights of recovery from us and we are not obligated to repair any damage to the Premises. Notwithstanding anything to the contrary herein, neither Licensor nor Licensee shall be liable under this Agreement for consequential, special or punitive damages.

10.     Reporting. You agree to deliver to us on a monthly basis, within fifteen (15) days following the end of the previous month, a report of your Gross Sales from your business operations at the Premises, in form and substance reasonably prescribed by, and reasonably acceptable to us. We will use commercially reasonable efforts to keep such reports confidential, except as required by law.

Furthermore, we have the right to disclose such reports to our investors, lenders, accountants and others with a reasonable “need to know”, subject to the same confidentiality requirements Within sixty (60) days after receiving any gross monthly sales figures, Licensor shall have right to conduct an audit of any such sales figures. Licensor or its agents, in performing such audit, shall have the right to inspect the records of Gross Sales relating to the Premises at reasonable times during ordinary business hours upon notice. lf any audit by Licensor shows an error in Licensee’s original monthly sales figure prejudicial to Licensor’s receipt of Percentage Rent reported by Licensee’s statement for the period of the audit, Licensee shall promptly pay to Licensor the amount of the deficiency with interest thereon.

As used in this Agreement, “Gross Sales” means the total sales from or relating to the Premises when received, no matter how they are paid, including, without limitation, all proceeds from testing taking place at the Premises (whether or not the results of such tests are processed on-or off-site) with the exception of any payment related to an individual who is tested under the Ginkgo organization as a Ginkgo employee or contractor or a family member of any Ginkgo employee or contractor.

11.     Default. (A) (i) If you default in fulfilling any of your obligations under this Agreement (other than the obligation to pay any Rent (which is covered by Section 3 above)); (ii) if you vacate the Premises and/or fail to continuously and uninterruptedly operate the business in the Premises; (iii) if you take advantage of any law for relief from creditors; (iv) if a petition for relief in bankruptcy or reorganization or arrangement is filed against you; (v) if you dissolve or lack legal capacity to meet your obligations under this Agreement; or (vi) if any execution or attachment shall be issued against you or any of your property whereupon the Premises shall be taken or occupied by someone other than you, then we shall serve a written 30 days’ notice specifying the nature of said default. Upon the expiration of said 30 days, if such default is not cured, then this Agreement shall terminate at our election. This Agreement will terminate immediately upon your bankruptcy, at our election. We may enter the Premises at any reasonable time to cure any default by you after notice and the expiration of the applicable cure period, if any. Bills for expenses incurred by us in connection with any such actions shall be paid by you within 10 business days of demand.

(B)     In the event of the termination of this Agreement, you shall immediately remove any personal property from the Premises, immediately pay us an amount equal to all Rent and other sums payable pursuant to this Agreement with respect to the term from the Effective Date through the expiration date, and restore the Premises to the condition described above. We shall have the right to re-enter the Premises in accordance with this Agreement and applicable law.

12.     Termination. Upon the expiration or earlier termination of the Term, you must surrender the Premises, broom clean, in the order and condition received (ordinary wear and damages excepted), with any holes in masonry patched and painted, and emptied of your property and shall pay for our reasonable costs to remove any of your personal property (including furniture). All property permitted or required to be removed at the end of the Term remaining in the Premises after your removal will be deemed abandoned and may, at our election, either be retained or may be removed from the Premises, at your expense.

13.     Holdover. If possession of the Premises is not surrendered to us on or prior to the date of termination of this Agreement, we may exercise any rights or remedies we may have hereunder or at law, including collecting any damages suffered by us and arising from your failure to so surrender the Premises.

14.     Liability of Licensor. In the event of any default by us, you shall look only to our estate and interest in the Premises and Building for the satisfaction of any judgment, and no other property or assets shall be subject to levy, execution or other enforcement procedure for the satisfaction of the same. Neither our members, directors, officers, agents and employees nor your members, directors, officers, agents and employees shall be liable for the performance of any obligations under this Agreement.

15. Brokers. Each party represents and warrants to the other that it has not dealt with any broker in connection with this Agreement. Each party shall indemnify, defend and hold harmless the other from and against any and all claims for commission, fee or other compensation by any person or entity who shall claim to have dealt with such party in connection with this Agreement and for any and all costs incurred by such party in connection with such claims, including reasonable attorneys’ fees and disbursements.

16.     Owner-Occupant Relationship. (A) You agree that this agreement should be deemed a “license,” and that upon termination of this Agreement, or after the end of the Term, we may remove you from the Premises without need for resort to any judicial process. The laws of the state where the Building is located govern this Agreement. You (and we) agree to hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties, except where the law would invalidate such waiver. You will not interpose any counterclaim in any summary proceeding brought by us relating to this Agreement other than compulsory counterclaims.

(B)     We have no other agreement with you, other than the Lease. Any work in the Premises which may be permitted by us shall be done at your sole cost and expense and in accordance with this Agreement and any additional requirements we deem necessary or desirable.

(C)     All our rights and remedies herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

17.     Assignment; Successors. You shall not, either directly or indirectly, assign, hypothecate, encumber or transfer this Agreement, any interest therein or any interest in the Licensee. You shall not, either directly or indirectly, license or sublicense the use of the Premises in whole or in part. The covenants contained in this Agreement shall bind and inure to the benefit of you and your respective heirs, distributees, executors, administrators, and successors.

18.     Notices. Notice under this agreement shall be delivered by hand or sent by recognized overnight courier service to the parties at the addresses set forth on page one of this Agreement. Notices shall be deemed effective, if delivered by hand, upon delivery and, if sent by courier service, one business day after such notices are deposited with the courier service.

19.     Subordination. This Agreement is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect any of the Building and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages.

20.     Eminent Domain; Casualty. In the event that some or all of the Premises arc taken for any public or quasi public use or purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain, this Agreement shall terminate on the date of such taking. You shall have no claim for the value of any unexpired term and assign to us your entire interest in any such award. In the event of a fire or other casualty, we shall be responsible for restoring the structural components of the Building and base building systems, and you shall be responsible for restoring the Premises, fixtures and personal property. Notwithstanding the foregoing, we will have the right to terminate this Agreement if there is substantial damage to the Building, whether or not the Premises are damaged, and we elect not to restore the same. In that event, you must surrender the Premises on the date specified by us and you will have no further rights hereunder.

21.     Intentionally Deleted.

22.     Jurisdiction and Service of Process. (A) You hereby irrevocably:

(1)     submit to the jurisdiction of the state courts and federal courts in the state which the Building is located for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by us; and

(2)     waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in any such court, any claim that you are not subject personally to the jurisdiction of the above-named courts, that your property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which we or our successors or assigns arc entitled pursuant to the final judgment of any court having jurisdiction.

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(B)     You represent and warrant to us that you are duly organized, validly existing and in good standing under the laws of the state where the Building is located, with full power and authority to enter into and perform this Agreement; you have received all approvals necessary for the execution and delivery of this Agreement and performance of your obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of you, enforceable against you in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by you of your obligations hereunder will violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any applicable law or under any agreement or order binding upon you, or require any consents which have not been obtained.

23.     Intentionally Deleted.

24.     Publicity. You agree not to make or provide any public statement, press release or other public disclosure related to this Agreement and/or the opening of Licensee’s business at the Building (including, without limitation, by means of statements, press releases or disclosures displayed or accessible electronically, on the internet and/or on social media, such as, by way of example only, Facebook, Twitter and lnstagram) without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. These restrictions on disclosure shall survive the termination or expiration of this Agreement.

All announcements, advertisements, emails, social media, and other correspondence by Licensee related to Licensee’s business at the Premises will mention the name of Licensor’s property as the host location and, when appropriate, will include the Licensor’s logo. Any such social media posts by Licensee will tag and/or geotag Licensor’s corresponding social media accounts (including, but not limited to, Facebook and lnstagram) and will utilize the handles and hashtags provided by Licensor.

25.     Counterparts. This Agreement may be executed in counterparts all of which shall be considered on and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or e-mail, and any signature so given shall be deemed an original.

26.     OFAC. Licensor and Licensee each represent and warrant to the other (for themselves, only) that each is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Licensee shall provide documentary and other evidence of Licensee’s identity and ownership as may be reasonably requested by Licensor at any time to enable Licensor to verify identity or to comply with any legal requirement.

27.     Miscellaneous. Except as otherwise required by law, you agree not to disclose the terms of this Agreement to anyone other than your attorneys, accountants, officers, directors, investors and lenders. Time shall be of the essence with respect to all of the terms and conditions of this Agreement. In the event that we engage an attorney to enforce your obligations under this Agreement, you will be responsible for paying the amount of any reasonable attorneys’ fees and costs we incur. No estate passes to Licensee under this Agreement, and Licensee shall have a license only. This Agreement sets forth all the covenants, promises, agreements, conditions and understandings between us concerning the Premises.

28.     Prime Lease. Licensee recognizes and acknowledges the existence of the Prime Lease (as hereinafter defined) and that this Lease is a sublease of a portion of Licensor’s leasehold estate created by the Prime Lease. The termination of the Prime Lease for any reason whatsoever shall never constitute a default by Licensor hereunder nor shall such termination entitle Licensee to terminate this Lease or the payment of any Rent or other sums due by Licensee hereunder. Licensee further agrees that this Lease is subject to all of the terms and provisions of the Prime Lease and hereby agrees to be bound by provisions thereof, including but not limited to the provisions relating to employment and non-discrimination. By execution hereof, Licensee hereby acknowledges that it has received a copy of all provisions of the Prime Lease relating to employment and non-discrimination all as set forth in the Prime Lease. Prime Lease shall mean that certain long term lease agreement dated January 30, 2007 by and between The Economic Development and Industrial Corporation of Boston, a corporation organized under the laws of the Commonwealth of Massachusetts, as Prime Lessor and CV Drydock Avenue LLC, as Prime Lessee, as amended by First Amendment dated January 21, 2015, covering the Building and certain real property on which the Building is situated, as the same may be further amended from time to time.

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